EXHIBIT 99.1

TRxADE GROUP, INC.

Appointments Independent Director

TAMPA, FL – (August 24th 2016) – Trxade Group, Inc., (OTCQB: TRXD) a web-based market platform with 6,200 registered independent pharmacy customers that enables its customers to quickly source and purchase pharmaceuticals, accessories and services from a wide range of manufacturers and drug distributors today announced the appointment of Michael Peterson to the Company’s Board of Directors.  With this addition, the Trxade Group Board of Directors now comprises four directors; two of whom are independent directors.

“We welcome Mr. Peterson to the Board of Directors and as Chairman of the Board’s Audit Committee and Compensation Committee, and look forward to working with him to build shareholder value,” said Suren Ajjarapu, Chairman of the Board. “We are committed to fostering long-term growth and we believe we have the resources and leadership in place to achieve this goal. We also believe that Trxade Group will benefit from having access to Mr. Peterson’s expertise and experience and are excited about this new relationship.”

“Trxade Group is a leader in Pharmaceutical Trading platforms with innovative, market-leading technologies, and the Company is well-positioned to take advantage of multiple opportunities,” said Donald Fell, Chairman of Nomination Committee. “As Chairman of the Board’s Compensation Committee and Audit, Mr. Peterson will work with the other directors and the management team to enhance the value of the Company for all shareholders. Our record shows that his involvement on boards has often created meaningful value for all shareholders. We hope this will continue with Trxade Group.”  Mr. Fell added, “Given his experience and deep knowledge in public companies as a CFO, I believe that Mr. Peterson will be an extremely valuable resource to the Company going forward.”

About Michael Peterson:

Mr. Peterson currently serves as the President and CEO of Pedevco Corp (PED), a public company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale operations in the US.  Mr. Peterson assumed the role of CEO in May 2016 after having served as CFO between July 2012 and May 2016, and as Executive Vice President from its acquisition of Pacific Energy Development (Pedevco’s predecessor) from July 2012 to October 2014, and its President since October 2014. Mr. Peterson joined Pacific Energy Development as its Executive Vice President in September 2011, assumed the additional office of Chief Financial Officer in June 2012, and served as a member of Pedevco’s board of directors from July 2012 to September 2013. Mr. Peterson formerly served as Interim President and CEO (from June 2009 to December 2011) and as director (from May 2008 to December 2011) of Pacific Energy Development, as a director (from May 2006 to July 2012) of Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company (AMTX), and as Chairman and Chief Executive Officer of Nevo Energy, Inc. (NEVE) (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form in December 2008 (from December 2008 to July 2012). In addition, since February 2006, Mr. Peterson has served as founder and managing partner of California-based Pascal Management, a manager of hedge and private equity investments, which we believe requires only an immaterial amount of Mr. Peterson’s time and does not conflict with his roles or responsibilities with Trxade. From 2005 to 2006, Mr. Peterson served as a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City. From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high net worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President with the responsibility for a team of professionals that advised and managed over $7 billion in assets.

Mr. Peterson received his MBA at the Marriott School of Management and a BS in statistics/computer science from Brigham Young University.

About Trxade Group, Inc.

Headquartered in Tampa, Florida, Trxade Group, Inc. (OTCQB: TRXD) is a web based market platform that enables trade among healthcare buyers and sellers of pharmaceuticals, accessories and services.  Founded in 2010, Trxade Group currently operates the trading platform with 6200 registered members. Trxade Group also distribute directly private label pharmaceuticals thru their 100% subsidiary Westminster Pharmaceuticals to these registered members. For additional information please visit us at http://www.trxadegroup.com.

Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements.

Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. Except as may be required by applicable law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.  The company undertakes no duty to update forward-looking statements.

Investor Relations Contact:

Max Pashman

818-280-6800

mpashman@irpartnersinc.com